Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Jennifer Tweeton, Vollmer Public Relations
                 713-970-2100

ValueAct Capital Purchases 21,499,983 shares of Seitel Stock and Warrants to Purchase

15,037,568 shares of Seitel Stock.  Seitel Appoints Two Directors to the Board

HOUSTON, March 1, 2006 - Seitel, Inc. ("Seitel"; OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today announced that ValueAct Capital has purchased 21,499,983 shares and  warrants to purchase 15,037,568 shares of Seitel stock from Mellon HBV. The Company's board of directors has appointed Peter Kamin, a co-founder of ValueAct Capital, and Gregory Spivy, a partner of ValueAct Capital to the Board. J.D. Williams has resigned from the Board. Coupled with shares it already owned, ValueAct Capital now owns 33 percent of Seitel's outstanding common shares and approximately 39 percent on a fully diluted basis.

"We believe in the value of Seitel and are pleased to be actively involved with the company. At ValueAct Capital, we continue to see great potential for Seitel, a company that has the one of the largest commercial 3D onshore seismic data libraries available for licensing in North America," stated Peter Kamin.  "Greg and I look forward to working together with the board and management team to enhance value to all shareholders."

"ValueAct Capital has every reason to be as excited as we are about the company and its strong position in the oil and gas exploration industry," stated Rob Monson, President and CEO of Seitel. "I believe that Peter and Greg's added presence on the Board will be extremely positive for the company and the shareholders.  I would also like to thank J.D. Williams for his service and support over the past 16 months."

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel's library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in over 35,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions.

ABOUT VALUEACT CAPITAL

ValueAct Capital, with approximately $3.5 billion in investments, seeks to make active investments in a limited number of companies.  The principals have demonstrated expertise in sourcing investments in companies they believe to be fundamentally undervalued, and then working with management and/or the company's board to implement strategies that generate superior returns on invested capital. ValueAct Capital concentrates primarily on acquiring significant ownership stakes in publicly traded companies, and a select number of control investments, through both open-market purchases and negotiated transactions.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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